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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                        SURGERY CENTER OF HAMMOND, L.L.C.

                                       AND

                       HAMMOND SURGICAL CARE CENTER, L.C.

                                       AND


                                 AMEDISYS, INC.

                                       AND

                         AMEDISYS SURGERY CENTERS, L.C.


                          DATED AS OF SEPTEMBER 7, 2001



                                      -i-
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                            ASSET PURCHASE AGREEMENT



         AGREEMENT, made as of the 7th day of September, 2001, by and between Surgery Center of Hammond, L.L.C. (the "Purchaser"), Hammond Surgical Care Center, L.C. (the "Seller"), Amedisys Surgery Centers, L.C. ("ASC") and Amedisys, Inc. ("Amedisys").

                                   WITNESSETH:

         WHEREAS, the Seller is the operator of an ambulatory surgery facility (the "Center") located in Hammond, Louisiana which provides treatment for ambulatory surgical patients and subleases the real property on which the Center is located (the "Real Property"); and

         WHEREAS, ASC is the lessee of the Real Property and is a party to this Agreement to assign its leasehold interest in the Real Property to the Purchaser, and

         WHEREAS, Purchaser desires to purchase and the Seller desires to sell certain assets of the Seller, upon the terms and subject to the conditions set forth in this Agreement, and

         WHEREAS, Amedisys or its affiliates is the owner of certain equipment utilized by the Seller at the Center (the "Merrill Lynch Equipment") and such equipment is encumbered by indebtedness owed to Merrill Lynch, pursuant to that certain financing agreement by and between Amedisys and its affiliates and Merrill Lynch (the "Merrill Lynch Indebtedness"), and

         WHEREAS, the Merrill Lynch Indebtedness shall be repaid out of the proceeds received from this transaction and Amedisys shall convey, transfer, and assigns its rights and interest in the Merrill Lynch Equipment to the Purchaser, and

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         WHEREAS, as a material inducement to Purchaser entering into and consummating this transaction, Amedisys has agreed to guarantee the obligations of the Seller as set forth in Section 15 herein.

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto agree as follows:

                  1.       Purchase and Sale of Assets.

                           1.1 Assets Conveyed. At the closing of the
transactions contemplated hereby (the "Closing") on the Closing Date (as hereinafter defined), and upon the basis of the representations, warranties, covenants and agreements contained herein, the Seller, ASC and Amedisys shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase on the terms set forth herein, all of the their respective rights, title and interest in and to the Assets. The "Assets" shall mean those personal, tangible and intangible properties of the Seller, ASC and Amedisys as set forth below and as more particularly described in the Schedules to this
Section 1.1:

                           (a) Accounts Receivables: all patient accounts
receivables of the Seller existing on the Closing Date, including without limitation the receivables set forth on Schedule 1.1(a) which shall be a true and accurate listing of all patient accounts receivables.

                           (b) Contractual Rights: all rights and benefits of
the Seller under all contracts set forth on Schedule 1.1(b) hereto (which also recites those contracts, the assignment of which by their terms requires third party consent), which shall include the Seller's Medicare and Medicaid provider agreements;


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                           (c) Equipment: all machinery, equipment, fixtures,
computers, computer hardware and software, tools, supplies, furniture, and other tangible personal property and assets of the Seller and all of the Merrill Lynch Equipment owned by Amedisys, as specifically described in Schedule 1.1(c) hereto;

                           (d) Leases: all the interest of and the rights and
benefits accruing to the Seller as lessee/sublessee and ASC as lessee under (i) all leases of Real Property used by the Seller in the operation of the Center, and all leasehold improvements and fixtures relating thereto, including without limitation those described in Schedule 1.1(d) hereto and (ii) those leases or rental agreements covering machinery, equipment, computers, computer hardware and software, tools, supplies, furniture and fixtures, vehicles and other tangible personal property and assets used in the operation of the Center, as specifically described in Schedule 1.1(d) hereto.

                           (e) Records: all operating data and records of the
Seller relating to the Center, including without limitation, client lists and records (including treatment records), referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals (other than business and policy manuals), projections, copies of financial, accounting and personnel records, correspondence and other similar documents and records; and

                           (f) Licenses and Permits to the extent legally
transferable, all licenses, authorizations, permits and hospital tax exemptions held or used by the Seller in connection with the ownership of the Assets and the conduct of the operations of the Center, as specifically described in
Schedule 1.1 (f) hereto.


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                           (g) Names: all rights and interest to the name "St.
Luke's Surgicenter" and the telephone numbers of the Center.

                           (h) Supplies, Prepaid Expenses and Inventory. all
supplies and inventory of the Center including but not limited to all medical supplies and all prepaid items and expense.

                           (i) Other Assets: all other personal properties and
assets of every kind and nature, tangible or intangible (including warranties and performance guaranties with respect to such assets) owned by the Seller, including, without limitation, any fixtures, installations, machinery, equipment, vehicles, furniture, tools, spare parts, supplies, office and laboratory equipment, research facilities, materials, fuel or other personal property.

                           1.2 Excluded Assets. Notwithstanding anything to the
contrary the Assets do not include any (i) cash, or cash equivalents, or (ii) all rights and interest that the Seller and its members have in and to the Seller's current litigation with North Oaks Hospital (collectively, the "Excluded Assets").

                  2.       Payment of the Purchase Price and Assumption of
Liabilities.

                           2.1 Purchase Price.

                           2.1.1 Payment at Closing The purchase price for the
Assets shall be Two Million, Eight Hundred and Fifty Thousand Dollars ($2,850,000) (the "Purchase Price") payable as follows: (i) Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000) in cash or otherwise immediate available funds at Closing (the "Closing Payment"), and (ii) $100,000 in cash upon the determination of the Closing Payment Adjustment (the "Working Capital Withhold"), provided that if the Closing Payment Adjustment as determined pursuant to Section 2.1.2, requires the


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Seller to pay monies to the Purchaser and the Seller fails to pay such monies to the Purchaser as required pursuant to Section 2.1.2, the Purchaser shall be permitted to offset the Working Capital Withhold against any monies owed by Seller as a Closing Payment Adjustment. The offset rights set forth herein are in addition to any other remedy the Purchaser may have against the Seller. In the event any portion of the Working Capital Withhold is repaid by Purchaser to the Seller, such repayment will include accrued interest at 15% compounded annually and such repayment shall be made within ten (10) business days of the Final Working Capital Calculation, as defined herein.

                           2.1.2 Working Capital Adjustment. Within sixty (60)
days after the Closing Date, the Purchaser and Seller shall reconcile and determine the amount of Working Capital (as defined below) transferred to the Purchaser on the Closing Date. As promptly as practicable, but no later than 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a calculation which shall set forth Purchaser's good faith determination of the Working Capital actually transferred to the Purchaser by the Seller, such calculation shall be consistent with the Interim Financial Statements (the "Working Capital Calculation"). In the event the Seller disagrees with the Working Capital Calculation, the parties shall make a good faith effort to resolve the dispute and reach an agreement regarding the Working Capital Calculation. If after thirty (30) days the parties have not reached an agreement regarding the Working Capital Calculation, either party may require the dispute to be resolved by a mutually acceptable independent, third party certified public accounting firm (the "Accounting Firm"), which has been designated in writing by the parties. The Accounting Firm shall perform such computations and verifications in accordance with the provisions of this Agreement and otherwise where applicable with GAAP. The foregoing provisions for the Accounting Firm review


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shall be specifically enforceable by the parties, and the parties agree to be bound by the determination of the Accounting Firm (the agreed upon Working Capital Calculation or a final determination by the Accounting Firm shall be referred to as the "Final Working Capital Calculation") in resolving this issue. There shall be no right of appeal from such decision, and the cost of such Accounting Firm's determination shall be borne by both parties equally. The Purchase Price shall be reduced to the extent that the Final Working Capital Calculation is less than $430,000. The Purchase Price shall be increased to the extent that the Final Working Capital Calculation exceeds $430,000 (each a "Closing Payment Adjustment"). The Closing Payment Adjustment shall be made by Purchaser or Seller, as appropriate, to the other party within ten (10) business days of the Final Working Capital Calculation. "Working Capital" shall mean net accounts receivables less trade accounts payable.

                           2.2 Prorations. Within sixty (60) days after the
Closing Date (as hereinafter defined) and to the extent such prorated amounts have not been assumed by the Purchaser pursuant to Section 2.3, the Seller and Purchaser shall prorate as of such Closing Date, any amounts which become due and payable after such Closing Date with respect to (i) the contracts and agreements set forth on Schedules 1.1(b) hereto, (ii) property taxes on the Assets, (iii) ad valorem taxes, if any, on the Assets, (iv) all utilities servicing any of the Assets including without limitation water, sewer, telephone, electricity and gas service, and (v) all other charges and fees customarily prorated and adjusted in similar transactions (collectively the "Prorations"). Seller shall be liable for the prorated amounts accruing or related to the period through the Closing Date, including any ad valorem, sales or use taxes related to this transaction, and Purchaser shall be liable for the prorated amounts accruing and related to the period after the Closing Date.


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                           2.3 Liabilities Assumed by Purchaser. On and as of
the Closing Date, Purchaser shall assume and agree to pay, perform and discharge: (i) those obligations of the Seller relating to the Assets (other than those excluded in Section 1.2) accruing from and after the Closing Date under those contracts and agreements set forth on Schedules 1.1(b) and 1.1(d) hereto and (ii) those trade account payables as set forth in Schedule 2.3 (the "Assumed Liabilities").

                           2.4 Liabilities Retained by the Seller. The Purchaser
shall not assume any liability other than the "Assumed Liabilities, and therefore the Seller shall remain liable for all other debts and obligations of the Seller and hold Purchaser harmless from such debts and obligations including but not limited to:

                                    (i) any and all obligations for the payment
                  of any long term indebtedness of the Seller,

                                    (ii) any current liabilities of the Seller,
                  including, without limitation, accrued employee vacation, sick and holiday pay and paid time off and associated payroll taxes;

                                    (iii) any and all liabilities of the Seller
                  relating to acts or omissions, including medical malpractice;

                                    (iv) any and all claims of the United States
                  Government under the Medicare program, the State of Louisiana under Medicaid programs, or any other third party payors;

                                    (v) federal and state income taxes, if any,
                  payable with respect to any activities of the Seller;


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                                    (vi) sales and other taxes (including,
                  without limitation, use taxes) payable with respect to the business or operations of the Seller;

                                    (vii) any other debt, obligation or
                  liability of the Seller (other than the Assumed Liabilities) whether or not such debt, obligation or liability is disclosed on the financial statements as hereinafter defined;

                                    (viii) any liability or obligation to any
                  employee or former employee of the Seller or to any third party, under any pension, insurance, bonus, profit-sharing or other employee benefit plan or arrangement or any obligation relating to salaries, bonuses, vacation or severance pay, or any obligation under ERISA as hereinafter defined; and

                                    (ix) the Seller's obligations and
                  liabilities arising under this Agreement.

                           2.5 Instruments of Conveyance and Transfer of Books
and Records. At the Closing, the Seller shall deliver to the Purchaser such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to the Purchaser and its counsel as may be reasonably requested by the Purchaser in order to convey to the Purchaser good title to the Assets, which the Seller is hereby conveying free and clear of all claims, charges, liens (including tax liens other than liens for city, county and state ad valorem taxes and assessments not yet due and payable), security interests and encumbrances. The Seller shall also deliver at the Closing copies of all records to be transferred to the Purchaser.


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                  3.       Representations and Warranties of the Seller.

                  In order to induce the Purchaser to enter into and perform this Agreement, the Seller represents, warrants and agree as follows (ASC and Amedisys shall make certain representations and warranties as specifically set forth herein):

                           3.1 Organization, Capitalization, Authorization, Etc.

                               3.1.1 Organization. The Seller is a limited
liability company duly organized, validly existing and in good standing under the laws of Louisiana with all the requisite power and authority to execute, deliver and perform this Agreement and to hold the properties, rights and assets and to carry on the businesses now conducted by it. 3.1.2 Governing Documents. Copies of the Articles of Organization and the Operating Agreement of the Seller have heretofore been delivered to the Purchaser and are true, complete and correct.

                           3.2 Ownership of Assets. The Seller has good and
marketable title to the Assets described in Section 1.1 hereto and Amedisys has good and marketable title to the Merrill Lynch Equipment, free and clear of any claims, charges, liens (including tax liens), security interests and encumbrances whatsoever, and the Seller has the right, power and authority to sell, transfer, assign, convey and deliver all of the Assets to Purchaser, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances whatsoever.

                           3.3 The Seller's Authority and No Conflict. The
Seller, Amedisys and ASC have the right, power and authority to execute, deliver and carry out their obligations under this Agreement and all documents and agreements contemplated hereby, and this Agreement has been duly


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authorized, executed and delivered by the Seller, Amedisys and ASC. Except as disclosed on Schedule 3.3, (i) Seller is not in default under, and no event has occurred which, with the lapse of time or action by a third party, would result in a material default under, any outstanding mortgage, contract or agreement to which Seller is a party; (ii) neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations hereunder nor Seller's consummation of the transactions contemplated hereby will (a) violate any provision of the organizational documents of Seller; (b) violate, be in conflict with, constitute a default under or permit the termination of any contract to which Seller is a party, or cause the acceleration of the maturity of any debt or obligation of Seller; (c) require the consent of any other party to, or result in the creation or imposition of any lien upon any of the Assets, any agreement or commitment to which Seller is a party; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject.

                           3.4 Compliance with Laws. In connection with the
conduct of the operation of the Center and the conduct of its business and ownership of the Assets, except as set forth on Schedule 3.4, to the best of Seller's knowledge, Seller is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over Seller, the conduct of its business, the use of its properties and assets, and all premises occupied by it (including without limitation, any that relate to the ownership and operation of the Center, consumer protection, health and safety, products and services, proprietary rights, anti-competitive practices, labor, equal opportunity and improper payments). Seller has all required licenses, permits, certificates, and authorizations needed for the


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current conduct of its business and the use of its properties and the premises occupied by it. Seller: (a) has not received any notice, not previously complied with, from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment, or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public or quasi-public authority or body; (b) is in compliance with all material terms, conditions and provisions of contracts with payors with whom it has contracts.
(c) and its respective, employees, officers and directors acting in such capacity of the Seller, are not engaging in any of the following activities: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from Medicare, Medicaid, or other State of Louisiana healthcare programs on behalf of the Seller; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment from Medicare, Medicaid, or other State of Louisiana healthcare programs on behalf of the Seller; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other State of Louisiana healthcare programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or
(b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment from Medicare, Medicaid, or other State of Louisiana healthcare programs; (v) knowingly and willfully offering, paying,


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soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other State of Louisiana healthcare program or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other State of Louisiana healthcare program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other State of Louisiana healthcare programs; (vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision regarding the treatment of a patient; (viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) the conditions or operations of the Center in order that the Center may qualify for Medicare, Medicaid or other State of Louisiana healthcare program certification, or (b) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3); and (ix) knowingly and willfully other than co-payments or deductibles, (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the State of Louisiana, or (b) charging, soliciting, accepting or receiving, in addition to


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amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) as a precondition of admitting the patient.

                           3.5 Financial Statements, Books and Records, and
Change in Condition.

                               3.5.1 Financial Statements Provided. Copies of
the financial statements of the Seller for years ended December 31, 1998 and December 31, 1999, December 31, 2000 (the "Annual Financial Statements") and the unaudited financial statements for the period of January 1, 2001 through July 31, 2001 (the "Interim Financial Statements") have been delivered to the Purchaser. The Annual Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by the Seller throughout the periods indicated, and fairly present its financial position as at the respective dates of the balance sheets included in the financial statements and the results of its operations for the respective periods indicated.

                               3.5.2 Absence of Changes. Except as disclosed on
Schedule 3.5.2 hereto, since December 31, 2000, there has not been any (a) transaction by the Seller except in the ordinary course of business as conducted during the twelve-month period ending on that date; (b) capital expenditure exceeding $4,000; (c) material adverse change in the condition (financial or otherwise), business, liabilities or Assets of the Seller; (d) destruction, damage to, or loss of the Assets owned, leased or used by the Seller (whether or not covered by insurance) that materially and adversely affects the assets; condition, financial or otherwise, or business of the Seller; (e) labor trouble or other event or condition relating to employment or labor matters of any character materially and adversely


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affecting the condition, financial or otherwise, or assets, of the Seller; (f)
change in accounting methods or practices (including, without limitation, changes in depreciation or amortization policies or rates) by the Seller; (g) revaluation of the Assets; (h) sale or transfer of the Assets except in the ordinary course of business; (i) amendment or termination of any material contract, agreement, or license to which the Seller is a party, except in the ordinary course of business; (j) loan by the Seller to any person or entity, or guaranty of any loan; (k) mortgage, pledge, or other encumbrance of the Assets;
(l) any change in the capitalization of the Seller; or (m) any material obligation or liability (absolute or contingent) incurred by the Seller or to which it has become subject except current liabilities incurred in the ordinary course of business and obligations under contracts entered into in the ordinary course of business.

                           3.6 Absence of Undisclosed Liabilities. The Seller
does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which is not reflected or reserved against in the Annual Financial Statements or the Interim Financial Statement of the Seller except for (a) those which are not required by generally accepted accounting principles to be so reflected, and (b) those which were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                           3.7 Real Property.

                               3.7.1 Real Property Schedule. Schedule 3.7.1
contains a complete and accurate description of the real estate leased by the Seller and ASC (the "Real Property").

                               3.7.2 Compliance With Environmental Laws. Except
as set forth in Schedule 3.7.2.


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                  (a)   Seller and ASC are currently in material compliance with
all Environmental Laws.

                  (b) Neither the Seller nor ASC has stored, disposed of or arranged for disposal of any Materials of Environmental Concern, except in material compliance with the Environmental Laws;

                  (c) To the best of Seller's and ASC's knowledge, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the generation, transportation, treatment, storage, release, emission, discharge, presence or disposal of any Materials of Environmental Concern on or at the Real Property.

                  As used herein, the following terms have the following meanings:

                  Environmental Claim. The term "Environmental Claim" means any claim, action or cause of action, alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from, in part or in whole,
(a) the presence, or release into the environment, of any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of the Environmental Laws.

                  Environmental Laws. The term "Environmental Laws" means the federal, state, and local environmental laws, regulations and rules relating to the generation, treatment, storage, transportation, disposal, emissions, discharges or releases of Materials of Environmental Concern, or otherwise relating to protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified until


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the date of closing, including, without limitation, the following statutes:
Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq.; Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601, et seq.; Federal Clean Air Act, 42 U.S.C. 7401, et seq.; Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. 1251, et seq.; Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. 136, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. 2601, et seq.; Federal Safe Drinking Water Act, 42 U.S.C. 300f, et seq.

         Materials of Environmental Concern. The term "Environmental Concern" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substances", "hazardous waste", "toxic substances", "toxic pollutant", or similarly identified substances or mixtures, in or pursuant to the Environmental Laws.

                               3.7.3 Compliance with Building Codes, Zoning
Laws, Etc. To the best of Seller's and ASC's knowledge, the Seller and ASC are in compliance with all Legal Requirements materially and adversely affecting the Real Property or any construction, use or occupancy of the improvements to the Real Property, other than as shown on Schedule 3.7.3 hereto. As used herein, the term "Legal Requirements" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of any Federal, state or local governmental authority, ordinary or extraordinary, which now are applicable


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to the Real Property or any part thereof, or any of the adjoining sidewalks, or any use or condition of the Real Property or any part thereof.

                           3.8 Insurance Policies. Schedule 3.8 contains a
description of all insurance policies held by the Seller and ASC concerning its business and the Real Property. All such policies have the respective limits set forth in Schedule 3.8. The Seller represents and warrants that there have not been any awards under any insurance policies since December 31, 2000, except as disclosed on Schedule 3.8.

                           3.9 Litigation. Except as disclosed in Schedule 3.9,
there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or to the best of Seller's knowledge threatened against or affecting the Seller, any of the, Assets, or any of the transactions contemplated by this Agreement. The Seller is not in default of any order, writ, injunction or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

                           3.10 Contracts, Obligations and Commitments. Except
as set forth on Schedule 3.10 hereto, the Seller is not a party to any existing material contract, obligation or commitment (written or oral) of any nature, including, without limitation, the following: (a) any loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of its assets or any agreement or instrument evidencing any guaranty by the Seller of payment or performance by any other person; (b) any contract or series of contracts with the same person for the furnishing or purchase of equipment, goods or services; (c) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which it is a party or by


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which it is bound; (d) any agreement which will limit the freedom of Purchaser to compete in any line of business or in any geographic area or with any person; or (e) any agreement providing for disposition of the Assets or agreements of merger or consolidation to which it is a party or by which it is bound.

                           The Seller has complied in all material respects with
all the provisions of its contracts and commitments listed on Schedule 3.10 hereto, and is not in default under any thereof except as set forth on Schedule 3.10.

                           3.11 No Broker. Except as set forth on Schedule 3.11,
the Seller represents and warrants it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of such transactions.

                           3.12 Compliance with Applicable Law Relating to
Benefit Plans. The Seller has complied with all applicable provisions of ERISA and all applicable federal, state and local laws relating to the employment of labor, including but not limited to the provisions thereof relative to wage, hours, collective bargaining, contributions to pension or benefit plans, and payment of Social Security Taxes, and the Seller is not liable for any arrears of wages, contributions or any taxes or penalties for failure to comply with any of the foregoing except where the failure to comply would not have a material adverse effect on the Assets.

                           3.13 Managed Care Contracts: Schedule 3.13 lists all
contracts, arrangements or agreements with managed care or preferred provider entities. The Seller has not received any written notice of (i) a material dispute under any of its contracts, arrangements or agreements with managed care or preferred provider entities; (ii) the intent of any party to any such agreement to materially decrease the level of service subscribed for under any agreement or to substantially modify the terms of any such agreement; or (iii) the intent of any party to any such agreement to terminate such agreement, and, to the knowledge of the Seller, no such written notice has been threatened or is pending.

                           3.14 Taxes: For purposes of this Agreement, "Taxes"
shall include all U.S Federal, State of Louisiana, state, local and foreign income, profit, franchise, unincorporated business, capital, general corporate, sales, use, occupation, personal and real property, excise tax imposed by Subtitle B of the Code, municipal license or gross receipt tax and any and all other taxes. Within the times and in the manner prescribed by law, the Seller has filed all returns and reports of Taxes and has paid all taxes, assessments, and penalties due and payable. There are no present disputes as to Taxes of any nature payable by the Seller. The Seller has not received notice of, nor is it otherwise aware of, an audit or examination; nor is it a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, charges, penalties or interest; nor has any claim for assessment and collection been asserted against it, except as set forth on Schedule 3.14 hereto. The Seller has accrued or paid or will have caused to be paid on or prior to the Closing Date, all applicable Taxes, except for Taxes which are not yet due and subject to a proration in accordance with Section 2.2 hereof.

                           3.15 Warranties and Representations True and Correct.
No representation or warranty by the Seller in this Agreement nor any certificate, schedule, statement, exhibit, document or instrument furnished or to be furnished to Purchaser at Closing pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits or shall omit material facts to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                  4. Representations and Warranties of the Purchaser. In order to induce the Seller to enter into and perform this Agreement, the Purchaser represents and warrants as follows:

                               4.1.1 Organization. The Purchaser is a limited
liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Purchaser is duly qualified to transact business as a foreign corporation in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary.

                               4.1.2 Governing Documents. Copies of the Articles
of Organization and the Operating Agreement of the Purchaser have heretofore been made available to the Seller and are true, complete and correct.

                           4.2 Authority and No Conflict. The Purchaser has the
full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict, breach or violation of, or default under, any statute, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which the Purchaser is a party or by which it is bound. All action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or prior to the Closing Date will have been obtained by the Purchaser. This Agreement is a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

                           4.3 Defaults, Consents, Etc. The execution and
delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material violation by the Purchaser of, or constitute a default by the Purchaser under, any contractual obligation of the Purchaser or any legal requirement applicable to the Purchaser. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other person, including, without limitation, any party to any contractual obligation of the Purchaser, is required to be made by or on behalf of the Purchaser for the execution, delivery or performance of this Agreement by the Purchaser except for those contemplated hereby or which have been or will be obtained or for which waivers will be obtained prior to the Closing.

                           4.4 No Broker. Except as set forth on Schedule 4.4,
the Purchaser represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of such transactions.

                           4.5 Warranties and Representations True and Correct.
No representation or warranty by the Purchaser in this Agreement nor any certificate, schedule, statement, exhibit, document or instrument furnished or to be furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits or shall omit material facts to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                  5. Conditions Precedent to the Purchaser's Performance.

                  The obligations of the Purchaser under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set out below. The Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Purchaser of any of the Purchaser's other rights or remedies, at law or in equity, if the Seller is in default of any of the representations, warranties, or covenants contained in this Agreement, except to the extent that such defaults are expressly waived.

                           5.1 Accuracy of Representations and Warranties.
Except as otherwise permitted by this Agreement, all representations and warranties by the Sellers in this Agreement or in any agreement or in any written statement that is delivered to the Purchaser pursuant to this Agreement will be true in all material respects on and as of the Closing Date as though made on that date.

                           5.2 Performance. The Seller will have performed,
satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                           5.3 No Material Adverse Change. There shall have been
no change since the date hereof in the Assets, or Real Property, which in the aggregate have a material adverse effect on the Seller.

                           5.4 Certification by the Seller. The Purchaser will
have received certificates, dated the Closing Date, signed by the president or vice president and secretary or assistant secretary of the Seller, respectively, certifying, in such detail as the Purchaser and its counsel may reasonably request, that the conditions specified in Sections 5.1, 5.2 and 5.3 hereof have been fulfilled, including, but not limited to, certified copies of all resolutions of the Seller pertaining to corporate authorization of the execution, delivery and performance of this Agreement.

                           5.5 Opinion of the Seller's Counsel. The Purchaser
shall have received from counsel to the Seller its favorable opinion dated the Closing Date in substantially the form of Exhibit A.

                           5.6 Absence of Litigation. No action, suit, or
proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to their consummation, will have been instituted or threatened on or before the Closing Date.

                           5.7 Legal Prohibition. On the Closing Date, no
injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such court, governmental body or regulatory authority which could materially decrease the value of the revenues expected to be generated by the Center or materially increase the liabilities of the Center. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby or restrict or impair the ability of Purchaser to own or conduct the Center.

                           5.8 Consents, Approvals, Permits, Licenses, etc. All
authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any federal, state or local governmental or other regulatory authority or third party (including without limitation all parties to each of the assumed contracts) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall be delivered to the Purchaser no later than three (3) days prior to the Closing. No such consent or approval (a) shall be conditioned on the modification, cancellation or termination of any assumed contract, or (b) shall impose on Purchaser any material condition or provision or requirement with respect to the Center or its operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing, unless Purchaser gives its prior written approval. With respect to any assumed contract, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, and, if Purchaser waives, in its sole discretion, the requirement that such consent be obtained prior to the Closing Date, Seller shall deliver to Purchaser written documentation setting forth arrangements for the transfer of the economic benefits of such assumed contracts to Purchaser as of the Closing Date under terms and conditions acceptable to Purchaser.

                           5.9 Real Property Lease Agreement. The Purchaser and
the Seller shall have entered into an assignment of the lease of the Real Property consented to by the owner of the Real Property. The terms of the lease shall be in substantially the form attached hereto as Exhibit B.

                           5.10 Non-Competition Agreements. The Seller and each
shareholder/owner of the Seller shall have executed and delivered to the Purchaser a Non-Competition Agreement, substantially in the form of Exhibit C. hereto.

                           5.11 Licensure. Consents (if any) in form and
substance reasonably satisfactory to the Purchaser and its counsel to the assignment and transfer of any licenses and permits related to the ownership of the Assets or the operation of the Center shall have been obtained by the Purchaser.

                           5.12 Tail Insurance. Seller shall purchase "tail
insurance" in a minimum amount of $3,000,000 in the aggregate, covering the Seller for any professional liability claims which relate to the activities, or the services provided by the Seller prior to the Closing Date. The tail period shall be no less than four-years after the Closing Date.

                           5.13. Bulk Sales Law: Purchaser hereby waives
compliance by Seller with all applicable bulk sales laws; provided, however, that this waiver shall not relieve the Seller of its indemnification obligations to Purchaser as a result of the Seller's non-compliance with any applicable bulk sales or similar laws

                           5.14 Release Payment. The Release Payment (as
hereinafter defined) shall have been paid by Amedisys as required by Section 16 herein.

                  6. Conditions Precedent to the Seller's Performance.

                  The obligations of the Seller under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. The Seller may waive any or all of these conditions in whole of in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver of any of the Seller's other rights or remedies, at law or in equity, if the Purchaser is in default of any of the representations, warranties or covenants contained in this Agreement, except to the extent that such defaults are expressly waived.

                           6.1 Accuracy of the Purchaser's Representations and
Warranties. All representations and warranties by the Purchaser contained in this Agreement or in any written statement delivered by the Purchaser under this Agreement will be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                           6.2 Performance; The Purchaser will have performed,
satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                           6.3 Certificates. The Seller will have received
certificates, dated the Closing Date, signed by the president or vice president and secretary or assistant secretary of the Managing Member of the Purchaser certifying, in such detail as the Seller may reasonably request, that the conditions specified in Sections 6.1 and 6.2 hereof have been fulfilled, including, but not limited to, certified copies of all resolutions of the Purchaser pertaining to authorization of the execution, delivery and performance of this Agreement by the Purchaser.

                           6.4 Absence of Litigation. No action, suit, or
proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement or to their consummation, will have been instituted or threatened on or before the Closing Date.

                           6.5 Consents. All agreements, authorizations,
consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any Federal, State or local governmental or other regulators or third party necessary to permit the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained by the Seller, and the Purchaser, respectively, and delivered to the Seller, and the Purchaser, respectively. No Federal, state or other authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions. As to any assumed contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, the Seller shall deliver to Purchaser written documentation setting forth arrangements for the transfer of the economic benefit of such assumed contracts to Purchaser as of the Closing Date under terms and conditions acceptable to all the parties hereto.

                           6.6 Delivery of Documents. The Purchaser shall have
delivered to the Seller the Purchase Price and such other documents and instruments as may be reasonably deemed necessary or appropriate by the Seller.

                           6.7 Opinion of the Purchaser's Counsel. The Seller
shall have received from counsel to the Purchaser its favorable opinion dated the Closing Date in substantially the form of Exhibit D.

                           6.8 Assignment of Lease ASC shall have received the
consent of the owner of the Real Property to assign the Center's Real Property lease to the Purchaser. Such assignment shall (i) release the Seller of all prospective obligations under the lease and (ii) release Amedisys from its guaranty of the prospective obligations under the lease as set forth that certain guaranty agreement dated __________ (the "Guaranty Agreement").

                  7. Joint Covenants.

                           7.1 Access to Books and Records.

                           (a) Access. Following the Closing, the Purchaser
shall permit the Seller and its affiliates and representatives and representatives of Medicare and taxing authorities, (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Center, including all medical records and medical charts of any patient admitted to the Center, which related to events occurring prior to the Closing or events required in order to audit cost reports or maintain or defend positions in connection with any investigation, liquidation or proceeding. For a period of seven years after the Closing, the Purchaser agrees that, prior to the destruction or disposition of any such books or records, the Purchaser shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to the Seller of such proposed destruction or disposal. If the Seller desires to obtain any of such documents, it may do so by notifying the Purchaser in writing at any time prior to the date scheduled for such destruction or disposal. In such event, the Purchaser shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to the Seller, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the Seller. The Purchaser shall cooperate with the Seller in the defense of any litigation related to the Center including the provisions of witnesses and records in a timely manner as reasonably requested by the Seller.

                           (b) Confidentiality. The Seller and the Purchaser
shall hold, and shall cause their respective affiliates, employees, auditors, attorneys, representatives and other advisors and agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of their respective counsel, by other requirements of law, Post-Closing Information (as defined below) concerning the other party and shall not release or disclose such information to any other person, except to their respective employees, auditors, attorneys, representatives and other advisors and agents, provided such person shall have first been advised of, and agreed to be bound by, the confidentiality provision of this Section 7.1(b). For purposes hereof, "Post-Closing Information" shall mean all information concerning the Seller, the Purchaser or their respective affiliates, wherever obtained except information (i) generally available to the public other than as a result of a disclosure in violation of this Section 7.1(b); (ii) available to the party receiving such information on a non-confidential basis prior to disclosure; or
(iii) available to the party receiving such information on a non-confidential basis from a source other than the Seller, the Purchaser or their respective affiliates or representatives, as the case may be, provided that such source is not known, and by reasonable effort could not be known, to be bound by a confidentiality agreement with the Seller or the Purchaser, as the case may be, or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

                           7.2 Allocation of Purchase Price. The Purchase Price
shall be allocated in its entirety among the Assets in accordance with Schedule
7.2 hereto and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder. The Seller and Purchaser shall file all information and tax returns (and any amendments thereto) in a manner consistent with this
Section 7.2
and comply with the applicable information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder. If, contrary to the intent of the parties hereto as expressed in this Section 7.2, any taxing authority makes or proposes an allocation different from that contained in this
Section 7.2, the Seller and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

                  8. The Closing.

                  Assuming the satisfaction or the waiver of satisfaction of the conditions contained herein, the Closing will take place at the offices of Amedisys, Inc. at 11100 Mead Rd., Suite 300, Baton Rouge, LA on September 7, 2001 (the "Closing Date"), at such other time and place as the parties hereto may mutually agree but in no event later than September 7, 2001.

                  9. Survival of Representations; Indemnification.

                           9.1 Survival of Representations, Etc. The several
representations, warranties, covenants, and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the Closing Date, shall be deemed to be material and to have been relied upon by the Purchaser and the Seller, as the case may be, notwithstanding any investigation made by the Purchaser or the Seller, shall survive the Closing Date for a period of two (2) years.

                           9.2 Indemnification by the Seller, ASC and Amedisys.
The Seller, ASC and Amedisys shall defend and indemnify the Purchaser and hold the Purchaser wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees) that the Purchaser incurs as a result of, or with respect to:

                           (a) any inaccuracy in or breach of any representation
or warranty of the Seller, ASC or Amedisys contained in this Agreement to the extent Purchaser suffers damage by reason of such breach;

                           (b) any claim, cause of action, liability or
obligation (actual or alleged), of any nature whatsoever of the Purchaser arising out of or relating to the operation of the business of the Seller through to the Closing Date, or any act or omission of the Seller, or any of their agents, employees, or officers, occurring prior to the Closing Date, including, without limitation, any claim or cause of action arising out of or relating to any act of medical malpractice or battery, occurring prior to or on the Closing Date.

                           (c) the indemnity obligation of ASC shall be limited
to those representations, warranties and covenants made by ASC related to the Real Property and the lease and any liabilities related to the Real Property through the Closing Date. The indemnity obligation of Amedisys shall be limited to those representations, warranties and covenants made by Amedisys related to the Merrill Lynch Equipment. Nothing set forth herein related to the indemnity obligation of Amedisys shall in any way limit, alter, amend or reduce the guaranty obligation of Amedisys as set forth in Section 15 herein.

                           9.3 Indemnification by the Purchaser. The Purchaser
shall defend, indemnify and hold harmless the Sellers, their respective controlling persons and each employee or agent thereof and their respective estates, successors and assignee from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and cost of appeal) and expenses (including, without limitation, reasonable attorneys'
fees) that the Seller reasonably incurs as a result of, or with respect to:

                           (a) any inaccuracy in or breach of any
representation, warranty, covenant or agreement of the Purchaser contained in this Agreement to the extent the Seller suffers damage by reason of such breach; or

                           (b) any claim, cause of action, liability or
obligation (actual or alleged), of any nature whatsoever of the Seller arising out of or relating to the operation of the business of the Purchaser after the Closing Date, or any act or omission of the Purchaser, or any of its agents, employees, or officers, occurring after the Closing Date, including, without limitation, any claim or cause of action arising out of or relating to any act of medical malpractice or battery, occurring after the Closing Date.

                           9.4 Procedure for Indemnification. The following
procedure shall apply with respect to any claims or proceedings covered by the foregoing agreements to indemnify and hold harmless:

                                    (i) The party who is seeking indemnification
                  (the "Claimant") shall give written notice to the party from whom indemnification is sought (the

                  "Indemnitor") promptly after the Claimant learns of the claim or proceeding; provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Claimant uses its best efforts to mitigate Claimant's damages, except to the extent it is actually damaged thereby.

                                    (ii) With respect to any third-party claims
                  or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, however that the Claimant may employ counsel, of its own choosing, at its sole expense. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Subject to the foregoing the Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld.

                           9.5 Payment. All indemnification shall be effected by
payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

                           9.6 Limitation. Notwithstanding any provisions of
this Agreement to
the contrary, any and all claims for indemnification or otherwise relating to or arising in connection with the matters referred to in 9.2 (a) or 9.3 (a) must be brought on or before the expiration of two (2) years after the Closing Date. Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer).

                  10. Entire Agreement; Modification, Waiver.

                  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

                  11. Further Assurances.

                  The parties from time to time will execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated by the Agreement.

                  12. Successors and Assigns; Assignment.

                  This Agreement will be binding on, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

                  13. Notices.

                  All notices, requests, demands and other communications required or permitted to be given or made under this Agreement will be in writing and will be delivered personally or will be sent postage prepaid by United States registered or certified mail, return receipt requested or by overnight courier service as follows:

                  (a)      To Seller at: Hammond Surgical Care Center, L.C.
                                         11100 Mead Road, Suite 300
                                         Baton Rouge, LA 70816
                                         Attn:   John Joffrion


                  (b)      To Purchaser at:  Surgery Center of Hammond, L.L.C.
                                             c/o Universal Surgery Centers
                                             2800 South Hulen, Suite 215
                                             Fort Worth, TX  76109
                                             Attn: Michael Urbach
                                             Senior V.P., USC Division


                           with a copy to:   Universal Health Services, Inc.
                                             367 South Gulph Road
                                             P.O. Box 61558
                                             King of Prussia  PA  19406-0958
                                             Attn:  General Counsel

                  14. Governing Law.

                           This Agreement will be construed in accordance with,
and governed by, the laws of the State of Louisiana.

                  15. Guarantee.

                  Amedisys agrees to unconditionally guaranty the obligations of the Seller as set forth in this Agreement, including but not limited to, the indemnity obligation as set forth in Section 9.

Amedisys agrees that Purchaser shall be entitled to pursue all rights directly against Amedisys without first exhausting its rights against the Sellers. This guaranty obligation shall not be extinguished, modified or reduced, for any reason including Seller's dissolution, liquidation, insolvency or bankruptcy. Notwithstanding any other provision of this Agreement, the maximum amount that Amedisys shall be required to pay pursuant to the guaranty obligation set forth in this Section 15 is $1,500,000.

                  16. Release Payment.

                  On the Closing Date, Amedisys shall pay to Universal Health Services, Inc. (the parent company of the Managing Member of the Purchaser) a one time fee of $100,000 as payment for the assumption of the Real Property lease guaranty (the "Release Payment"). Amedisys acknowledges that the assumption of the guaranty obligation was the sole reason the owner of the Real Property agreed to release Amedisys from the obligations set forth in the Guaranty Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of September 7, 2001.

                               SURGERY CENTER OF HAMMOND, L.L.C., BY ITS
                               MANAGING MEMBER, ASC OF HAMMOND, INC.

                                /s/ Alan C. Hale             9/7/01
                               ------------------------------------
                               Signature                       Date

                               Name:  Alan C. Hale
                               Title: Vice President

                               HAMMOND SURGICAL CARE CENTER, L. C., BY ITS
                               MANAGING MEMBER, Amedisys Surgery Centers, L.C.

                                /s/ John M. Joffrion         9/7/01
                               ------------------------------------
                               Signature                       Date

                               Name:   John M. Joffrion
                               Title:  CFO



                               AMEDISYS, INC.

                                /s/ John M. Joffrion         9/7/01
                               ------------------------------------
                               Signature                       Date

                               Name:   John M. Joffrion
                               Title:  Senior Vice-President - Finance




                               AMEDISYS SURGERY CENTERS, L. C., BY ITS
                               MANAGING MEMBER, Amedisys, Inc.

                                /s/ John M. Joffrion         9/7/01
                               ------------------------------------
                               Signature                       Date

                               Name:   John M. Joffrion
                               Title:  Senior Vice-President - Finance

                                    EXHIBITS


                           A   -   Opinion of Seller's Counsel

                           B   -   Form of Lease

                           C   -   Form of Non-Competition Agreement

                           D   -   Opinion of Purchaser's Counsel


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                                    SCHEDULES